FOR MORE INFORMATION: #9; #9; FOR IMMEDIATE RELEASE                            EXHIBIT 99

Terri McNeill
The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
989-636-0626

Andrew Liveris to Become CEO of The Dow Chemical Company;
William Stavropoulos Will Continue as Chairman

Midland, Mich - August 2, 2004 - The Dow Chemical Company's (NYSE: DOW) Board of Directors today announced that Andrew N. Liveris, president and chief operating officer (COO), will become president and chief executive officer (CEO), effective November 1, 2004. William S. Stavropoulos, chief executive officer and chairman of Dow's Board of Directors, will continue as chairman.

Liveris, 50, was elected by Dow's Board of Directors to his current position in November 2003.

"Andrew has in-depth understanding and proven results in international business, and has demonstrated strong strategic skills and visionary leadership throughout his 28-year career," said Stavropoulos. "He has the vision, focus and drive necessary to continue the significant progress Dow has made in restoring its financial strength and advancing its strategy."

Liveris joined Dow in 1976. His career has spanned manufacturing, sales, marketing, new business development and management. He has worked for Dow in Australia, Thailand, Hong Kong and the United States. Prior to being named president and COO, Liveris served as business group president of Dow's Performance Chemicals portfolio.

Liveris was elected to Dow's Board of Directors earlier this year. He also serves on the board of Dow Corning Corporation. He is a member of the Institute of Chemical Engineers - UK, and is a member of the executive committee of The Society of Chemical Industry. He also has served in leadership positions for the Soap and Detergent Association and for the American Chemistry Council. Liveris resides in Midland, Michigan, where he is a member of the Board of Trustees of the Herbert H. and Grace A. Dow Foundation, and a member of the Midland advisory board of Comerica Bank.

Liveris graduated with a bachelor's degree in chemical engineering from the University of Queensland, Brisbane, Australia.

Stavropoulos, 65, joined Dow in 1967 and held a variety of research and business positions and became president of Dow Latin America in 1984. In 1990, Stavropoulos was named president of Dow U.S.A. and was elected a vice president of Dow. Stavropoulos has been a member of the Board of Directors of Dow since July 1990 and became chief operating officer in 1993. He was chief executive officer between 1995 and 2000, and in 2000 became chairman of the Board of Directors. He was named chief executive officer again in 2002.

Stavropoulos is a director of BellSouth Corporation, Chemical Financial Corporation, Maersk Inc., and NCR. He is a trustee to the Fidelity Group of Funds. Stavropoulos also serves on the board of American Enterprise Institute for Public Policy Research. He holds a bachelor's degree from Fordham University and a doctorate in medicinal chemistry from the University of Washington.

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

For further information, visit Dow's website at www.dow.com.